UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

______________

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 24, 2010

Date of Report

(Date of Earliest Event Reported)

AMERITRANS CAPITAL CORPORATION

 (Exact name of Registrant as specified in its charter)

Delaware	333-63951	52-2102424
(State or other jurisdiction of incorporation or organiztion)	(Commission File No.)	(I.R.S. Employee I.D. Number)

747 Third Avenue, 4th Floor New York, New York 10017
(Address of principal executive offices (Zip Code)

(212) 355-2449

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On May 24, 2010, Ameritrans Capital Corporation ("Ameritrans") and its wholly-owned subsidiary, Elk Associates Funding Corporation ("Elk", and together with Ameritrans, the "Company"), entered into a Settlement Agreement and General Release (the "Settlement Agreement") between the Company and Granoff, Walker & Forlenza, P.C. ("GWF"), among other things, to terminate the Company's lease of its New York City office at 747 Third Avenue, New York, NY (the "Office Space") pursuant to the Sublease (the "Sublease"), dated December 10, 2003, between the Company and GWF, as amended.

Pursuant to the Settlement Agreement, the Company paid approximately $260,000 in respect of termination fees and related payments on May 26, 2010 and will make payments under the lease for the month of June 2010 no later than June 10, 2010.  The Settlement Agreement provides that the Company will vacate the Office Space by June 30, 2010 and will be subject to a $1,000 per day payment to GWF to the extent the Company fails to vacate by such date.  The Company intends to vacate the premises by no later than June 30, 2010 as provided in the Settlement Agreement.

Pursuant to the Settlement Agreement, the Company released GWF, Ellen M. Walker and Lee A. Forlenza from liabilities arising out of the Company's Sublease and the Office Space.  GWF also released the Company from liabilities arising out of the Sublease and the Office Space.

Each of Gary Granoff, Chairman of the Board of Directors and an officer of Ameritrans and Elk, Ellen M. Walker, an Executive Vice President of Ameritrans and Vice President of Elk, and Lee A. Forlenza, the Senior Vice President of Ameritrans and Elk, is a shareholder of GWF.  The Settlement Agreement was negotiated on behalf of the Company and recommended to the Board of Directors of the Company by a committee of independent directors and was approved by the full Board of Directors, excluding Mr. Granoff.

The foregoing description of the Settlement Agreement does not purport to describe all of the terms and provisions thereof  and is qualified in its entirety by reference to the Settlement Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

As set forth in Item 1.01 of this Current Report on Form 8-k, which is incorporated herein by reference, the Settlement Agreement terminated the Sublease, effective June 30, 2010.  Absent the Settlement Agreement, the Sublease would expire in April 2014 in accordance with its terms.

Under the Sublease, Elk is allocated a 48% utilization factor on all rent, additional rent and electricity charges billed by the landlord under the master lease between GWF and its landlord, subject to annual increases as per the master lease agreement.  Currently, Elk's rent share under the Sublease is $13,139 per month.  In addition, the Sublease provides for payment by Elk to GWF of a share of overhead expenses.  The Sublease provides for a minimum monthly payment of $3,500 for expenses, and Elk is also required to reimburse GWF for certain office and salary costs.

The Company initiated discussions with GWF to terminate the Sublease in connection with the settlement of disputes between Elk and GWF related to the validity of the Sublease and based on the Company's assessment that rental and other amounts payable under the Sublease are significantly above current market rates. The Company believes that it can achieve long-term cost savings as a result of such termination.  The Company is in the process of finding new office space.

Item 8.01.  Other Events.

On May 24, 2010, the Company issued a press release announcing the termination of its lease for the Office Space, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Settlement Agreement and General Release, dated May 24, 2010, among Ameritrans Capital Corporation, Elk Associated Funding Corporation and Granoff, Walker & Forlenza, P.C.
99.1	Press Release, dated May 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

AMERITRANS CAPITAL CORPORATION

By:  /s/ Michael Feinsod

Name:  Michael Feinsod

Title: Chief Executive Officer and President

Dated: May      , 2010

Exhibit Index

Exhibit No.	Description
10.1	Settlement Agreement and General Release, dated May 24, 2010, among Ameritrans Capital Corporation, Elk Associated Funding Corporation and Granoff, Walker & Forlenza, P.C.
99.1	Press Release, dated May 24, 2010